Exhibit 99.1

Bsquare Makes Changes to Senior Management Team

In order to capitalize on emerging IoT opportunity, Scott Caldwell and Dave Wagstaff promoted; CFO Marty Heimbigner steps down

MAY 25, 2016 | BELLEVUE, WA – Bsquare (NASDAQ: BSQR) today announced changes to its management team designed to help it take advantage of a growing customer pipeline for its DataV IoT software solution.

■	Scott Caldwell is being promoted to Vice President, Worldwide Sales (interim). Mr. Caldwell previously oversaw Bsquare’s embedded software licensing business and was instrumental in driving over 80 percent of Bsquare’s 2015 revenue. Mr. Caldwell joined Bsquare in 2005.
■	Dave Wagstaff is being promoted to Chief Technology Officer. Previously Chief Architect, Mr. Wagstaff has been vital in creating and bringing to market Bsquare’s unique full-stack IoT software solution, DataV. Mr. Wagstaff joined Bsquare in 2013.
■	Marty Heimbigner has stepped down as Bsquare’s Chief Financial Officer, effective May 19. Mr. Heimbigner joined Bsquare in 2014 and helped begin transitioning Bsquare to an IoT software focus. The board of directors has appointed CEO Jerry Chase to serve as Bsquare’s acting principal financial officer. Bsquare has initiated the process to hire a permanent CFO.

Jerry Chase, Bsquare President and CEO noted, “We wish Marty the best in his future endeavors and thank him for helping Bsquare achieve its business objectives over the last eighteen months. I am pleased that Scott Caldwell and Dave Wagstaff have agreed to accept additional responsibility as we move aggressively to capitalize on what we believe is a very strong IoT market opportunity. The feedback we have received from customers, partners and industry analysts leads us to believe we are very well positioned with DataV.”

About Bsquare

For more than two decades, Bsquare has helped its customers extract business value from a broad array of physical assets by making them intelligent, connecting them, and using the data they generate to optimize business processes. Bsquare DataV software solutions can be deployed by a wide variety of enterprises to create business-focused Internet of Things (IoT) systems that more effectively monitor device data, automate processes, predict events and produce better business outcomes. Bsquare goes a step further by coupling its purpose-built DataV software with comprehensive analytic and engineering services that can help organizations of all types make IoT a business reality. For more information, visit www.bsquare.com.

Contact

Bsquare contact	Media contact	Investors contact

Jerry Chase	Leslie Johnson	Leslie Phillips
Bsquare	Engage PR	Blueshirt Group
+1 425.519.5228	+1 510.748.8200	+1 415.489.2189
jchase@bsquare.com	Bsquare@engagepr.com	leslie@blueshirtgroup.com

###

BSQUARE, the BSQUARE Logo and DataV are trademarks of BSQUARE Corporation in the U.S. and other countries. Other names and brands herein may be trademarks of others.